 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 8, 2014

Moody National REIT I, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55200	26-1812865
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation		Identification No.)

6363 Woodway Drive, Suite 110

 Houston, Texas 77057

 (Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2014, Moody National REIT I, Inc. (the “Company”) entered into an Agreement for Sale and Purchase of Hotel (the “Purchase Agreement”) for the acquisition of a hotel property located in Austin, Texas, commonly known as the Hilton Garden Inn Northwest Arboretum (the “Hilton Garden Inn”), from an unaffiliated third party seller for an aggregate purchase price of $29,250,000, excluding acquisition costs and subject to adjustments and prorations as contemplated by the Purchase Agreement. The Company intends to finance the acquisition of the Hilton Garden Inn with proceeds from its ongoing public offering and mortgage indebtedness secured by the Hilton Garden Inn.

The Hilton Garden Inn is a five-story, 138-room hotel located in Austin's Northwest/Arboretum corridor just off US 183. Built in 2002, the Hilton Garden Inn has been recently enhanced by a comprehensive multi-year capital program renovation. The hotel’s location along US 183, North Austin's major thoroughfare, places it within a five-mile radius of over 21 million square feet of office space, which is home to tenants such as Apple and Xerox Corporation, and The Domain, one of Austin's largest mixed-use developments. In addition, numerous medical facilities are located south of the hotel, including the 332-bed St. David's North Austin Medical Center, the adjacent St. David's Women's Center of Texas, and Northwest Surgery Center.

The acquisition of the Hilton Garden Inn is subject to substantial conditions to closing, including: (1) the sale of a sufficient number of shares of the Company’s common stock in the Company’s public offering to fund a portion of the purchase price for the Hilton Garden Inn; (2) the Company’s ability to obtain financing for the acquisition of the Hilton Garden Inn; and (3) the absence of a material adverse change to the Hilton Garden Inn prior to the date of the acquisition. There is no assurance that the Company will close the acquisition of the Hilton Garden Inn on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC

Date: September 12, 2014	By:	/s/ Brett C. Moody
Brett C. Moody Chief Executive Officer and President